                                                             Exhibit 10.26
                       SEVERANCE AGREEMENT

Parties:       Control Data Systems, Inc.
               4201 Lexington Avenue North
               Arden Hills, Minnesota  55126

               ("Company")

               James E. Ousley ("Executive")

Date:               January 4, 1995


RECITALS:

     1. Executive has been employed by the Company since August 1, 1992, and currently serves as the President and Chief Executive Officer of the Company, and Executive has extensive knowledge and experience relating to the Company's business.

     2. The parties recognize that a "Change of Control" may materially change or diminish Executive's responsibilities and substantially frustrate Executive's commitment to the Company.

     3. The parties further recognize that it is in the best interests of the Company and its stockholders to provide certain benefits payable upon a "Change of Control Termination" to encourage Executive to continue in his position in the event of a Change of Control, although no such Change of Control is now contemplated or foreseen.

AGREEMENTS:

     1. Term of Agreement. This Agreement shall commence on the date executed by the parties and shall continue in effect until the third anniversary of the date set forth above; provided, however, that if a Change of Control of the Company shall occur during the term of this Agreement, this Agreement shall continue in effect for a period of twelve
(12) months beyond the date of such Change of Control. Any rights and obligations accruing before the termination or expiration of this Agreement shall survive to the extent necessary to enforce such rights and obligations.

     2. "Change of Control." No benefits shall be payable under this Agreement unless there has been a "Change of Control" of the Company. For purposes of this Agreement, "Change of Control" shall mean any of the following events:

          (a) A merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation;


          (b) The direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing, in the aggregate, twenty percent (20%) or more of the total combined voting power of all classes of the Company's then issued and outstanding securities by any person or entity or by a group of associated persons or entities acting in concert;

          (c) The sale of the properties and assets of the Company substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Company;

          (d) The stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

          (e) A change in the composition of the Board at any time during any consecutive twenty-four (24) month period such that the "Continuity Directors" cease for any reason to constitute at least a seventy percent (70%) majority of the Board. For purposes of this event, "Continuity Directors" means those members of the Board who either:

               (1) were directors at the beginning of such consecutive twenty-four (24) month period; or

               (2) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board of Directors.

     3. Change of Control Termination. For purposes of this Agreement, a "Change of Control Termination" shall mean any of the following events occurring within twelve (12) months after a Change of Control:

          (a) The termination of Executive's employment by the Company or its subsidiary for any reason, with or without cause, except for conduct by Executive constituting (i) a felony involving moral turpitude under either federal law or the law of the state of the Company's incorporation, or (ii) Executive's willful failure to fulfill his employment duties with the Company or its subsidiary; provided, however, that for purposes of this clause (ii), an act or failure to act by Executive shall not be "willful" unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Executive's action or omission was in the best interests of the Company or its subsidiary; or

          (b) The termination of employment with the Company or its subsidiary by Executive for Good Reason. Such termination shall be accomplished by, and effective upon, Executive giving written notice to the Company of his decision to terminate. "Good Reason" shall mean a good faith determination by Executive, in Executive's sole and absolute judgment, that any one or more of the following events has occurred without the Executive's express written consent after a Change of Control:

               (1) A change in Executive's reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Executive from or

                    any failure to re-elect Executive to any of such positions, which has the effect of diminishing Executive's responsibility or authority;

               (2) A reduction by the Company or its subsidiary in Executive's base salary as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter;

               (3) A requirement imposed by the Company or its subsidiary on Executive that results in Executive being based at a location that is outside of a twenty-five (25) radius mile of Executive's job location at the time of the Change of Control;

               (4) Without the adoption of a replacement plan, program or arrangement that provides benefits to Executive that are equal to or greater than those benefits that are discontinued or adversely affected:

                    (A) The failure by the Company or subsidiary to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating immediately prior to a Change of Control; or

                    (B) The taking of any action by the Company or its subsidiary that would adversely affect Executive's participation or materially reduce Executive's benefits under any of such plans, programs or arrangements; or

               (5) Any action by the Company or its subsidiary that would materially adversely affect the physical conditions existing at the time of the Change of Control in or under which Executive performs his or her employment duties; or

               (6) If Executive's primary employment duties are with a subsidiary of the Company, the sale, merger, contribution, transfer or any other transaction relating to the Company's ownership interest in such subsidiary and which decreases such ownership interest below the level specified in Section 424(f) of the Internal Revenue Code of 1986 (the "Code"), or any successor provision; or

               (7) Any material breach by the Company or its subsidiary of any employment agreement between Executive and the Company or its subsidiary.

               Termination for "Good Reason" shall not include Executive's death or a termination for any reason other than the events specified in clauses (1) through (7) above.




     4. Compensation and Benefits. Subject to the limitations contained in Section 5 below, upon a Change of Control Termination, Executive shall be entitled to the following compensation and benefits:

          (a) The Company shall, within five days of such Change of Control Termination, pay to Executive:

               (1) All salary and other compensation earned by Executive through the date of the Change of Control Termination at the rate in effect immediately prior to such Termination;

               (2) All other amounts to which Executive may be entitled to receive under any compensation plan maintained by the Company, subject to any distribution requirements contained in such compensation plans; and

               (3) A severance payment equal to One Dollar ($1.00) less than three (3) times Executive's "average annual compensation" paid to Executive by the Company (or any "predecessor entity" or "related entity") and includible in Executive's gross income for federal income tax purposes during the Executive's five most recent taxable years ending immediately before the year in which the Change of Control occurred. For purposes of this clause (3), "average annual compensation," "predecessor entity" and "related entity" shall have the same meaning as set forth in Code Section 280G and the regulations thereunder.

                    In the event the Company does not make timely payment in full of the severance payment provided for in clause
                    (3) herein, Executive shall be entitled to receive interest on any unpaid amount at the prime interest rate announced from time to time by Norwest Bank Minneapolis, N.A., or the maximum rate permitted under Code Section 280G(d)(4), or any successor provision, whichever rate is lower.

          (b) The Company shall continue to provide Executive with coverage under life, health, dental or disability benefit plans at a level comparable to the benefits which Executive was receiving or entitled to receive immediately prior to the Change of Control Termination. Such coverage shall continue for thirty-six (36) months following such Change of Control Termination or, if earlier, until Executive is eligible to be covered for such benefits through his employment with another employer. The Company may, in its sole discretion, provide such coverage through the purchase of individual insurance contracts for Executive.

          (c) The Company shall provide Executive with out placement services for twelve (12) months following the Change of Control Termination or, if earlier, until Executive has accepted employment with another employer.

     5. Limitation on Change of Control Payments. Executive shall not be entitled to receive any Change of Control Action, as defined below, which would constitute a "parachute payment" for purposes of Code Section 280G, or any successor provision, and the regulations thereunder. In the event

any Change of Control Action payable to Executive would constitute a "parachute payment," Executive shall have the right to designate those Change of Control Actions which would be reduced or eliminated so that Executive will not receive a "parachute payment." For purposes of this
Section 4, a "Change of Control Action" shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of the Company's salary, bonus, incentive, restricted stock, stock option, compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

     6. Payment of Attorneys Fees and Other Costs. If, after a Change in Control of the Company, a good faith dispute arises with respect to the enforcement of Executive's rights under this Agreement or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein or to recover damages for breach hereof, Executive shall recover from the Company (a) reasonable attorneys' fees and necessary costs and disbursements incurred by Executive as a result of such dispute or such legal or arbitration proceeding, and (b) prejudgment interest on any money judgment or arbitration award obtained by Executive calculated at the prime rate announced from time to time by Norwest Bank Minneapolis, N.A., or the maximum rate permitted under Code
Section 280G(d)(4), or any successor provision, whichever rate is lower, such prejudgment interest to be paid from the date that payments to Executive should have been made under this Agreement.

     7. Withholding Taxes. The Company shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment-related taxes required by law to be withheld with respect to such payments or benefits.

     8. Successors and Assigns. This Agreement shall inure to the benefit of and shall be enforceable by Executive, his heirs and the personal representative of his estate, and shall be binding upon and inure to the benefit of the Company, its successors and assigns. The Company will require the transferee of any sale of all or substantially all of the business and assets of the Company or the survivor of any merger, consolidation or other transaction expressly to agree to honor this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such event had taken place. Failure of the Company to obtain such agreement before the effective date of such event shall be a breach of this Agreement and shall entitle Executive to the benefits provided in Section 5 as if Executive had terminated employment for Good Reason following a Change in Control.

     9. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. All notices to the Company shall be directed to the attention of the Board of Directors of the Company.




     10. Captions. The headings or captions set forth in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

     12. Construction. Wherever possible, each term and provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any term or provision of this Agreement is invalid or unenforceable under applicable law, (a) the remaining terms and provisions shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unenforceable term or provision.

     13. Amendment; Waivers. This Agreement may not be modified, amended, waived or discharged in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     14. Entire Agreement. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the Company and Executive with respect to the subject matter hereof and constitutes the entire agreement and understanding between the parties hereto. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

     15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     16. Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator's fees, administrative

fees, travel expenses, out-of-pocket expenses and reasonable attorneys' fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


     CONTROL DATA SYSTEMS, INC.



     By:  /s/ Ruth A. Rich
     Its Executive Officer and Vice President of
          Human Resources and Admin.





          /s/ James E. Ousley
          James E. Ousley, Executive